Exhibit 10.15.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into by and between Athene Holding Ltd., a Bermuda exempted company limited by shares (the “Company”), and Grant Kvalheim (the “Employee”).

THE PARTIES ENTER THIS AGREEMENT on the basis that the Company and the Employee (the “Parties”) desire that the Employee continue to serve as the CEO of the Athene USA pursuant to the terms and conditions hereof. This Agreement shall govern the employment relationship between the Employee and the Company.

THE PARTIES agree as follows:

Retention. The Company does hereby engage and employ the Employee with the terms and conditions expressly set forth in this Agreement. The Employee does hereby accept and agree to such engagement and employment, on the terms and conditions expressly set forth.

Duties. The Employee shall serve as its CEO Athene USA and shall have the powers, authorities, duties and obligations of management usually commensurate with such position, all subject to the lawful directives of management, the Board and corporate policies of the Company. During the Period of Employment, the Employee shall report to either the CEO of AHL or the President of AHL. The Good Reason clause that exists in the employee’s equity awards is enhanced here to include adverse changes to the terms in the equity awards, or future long term incentive awards which occur after the grant date.

Representation. The Employee hereby represents to the Company that the execution and delivery of this Agreement by the Employee and the Company and the performance by the Employee of the duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Employee is a party or otherwise bound. The Company hereby represents to the Employee that it is fully authorized to enter into this Agreement and to perform its obligations under it and that the execution, delivery and performance of this Agreement by it does not violate any corporate governance document to which it or any of its Affiliates is a party.

Location. The Employee’s principal places of employment shall be the Company’s principal office in West Des Moines, Iowa. The Employee agrees that he will be regularly present at those offices. The Employee acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company, and in particular, that he will be required to travel to Bermuda regularly.

Period of Agreement. The “Period of Agreement” shall commence on the date hereof and end at the close of business following all post IPO lock up periods (“Termination Date”).

Base Salary. The Company shall pay the Employee a base salary (the “Base Salary”), which shall be paid in semi-monthly installments as are consistent with the Company’s regular payroll practices in effect from time to time. The Employee’s Base Salary shall be at an annualized rate of $750,000. The Compensation Committee of the Board will review the Employee’s rate of Base Salary on an annual basis and may, in its sole discretion, increase (but not decrease) the rate then in effect.

Incentive Bonus. The Employee shall be eligible to receive an incentive bonus for each fiscal year; provided that, the Employee must be employed by the Company at the time the Company pays its annual bonuses generally with respect to any such fiscal year in order to be eligible for an Incentive Bonus with respect to that fiscal year. The Employee’s target Incentive Bonus amount for a particular fiscal year of the Company shall equal 250% of the Employee’s Base Salary paid to the Employee for that fiscal year; provided that the Employee’s actual Incentive Bonus amount for a particular fiscal year shall be determined by the Compensation Committee, based on performance objectives (which may include corporate, individual or other objectives) established with respect to that particular fiscal year by the Compensation Committee. Any Incentive Bonus earned by the Employee for a particular fiscal year shall be paid per the terms of the Annual Bonus Plan, as soon as reasonably practicable following the date that the audited Financial statements of the Company for such fiscal year are issued and at the same time and same treatment that incentive bonuses for such fiscal year are paid to other senior Employees of the Company.

Termination by the Employee. The Employee’s employment by the Company and the Period of Employment may be terminated by the Employee with no less than 90 days advance written notice to the Company; provided, however, that in the case of a resignation by the Employee with Good Reason.

Termination by the Company. The employment by the Company and the Period of Agreement may be terminated at any time by the Company with Cause or in the event that the Employee has a Disability. Further, the Employee’s employment by the Company and the Period of Agreement shall automatically terminate in the event of the Employee’s death.

If the employment hereunder terminates due to an Involuntary Termination, the Company shall pay the Employee in accordance with all share award agreements. In addition, the company will pay a pro rata target bonus based on the number of days during which he remained employed during the fiscal year in which the termination occurs.

Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation.

The undersigned have read and understand the consequences. The undersigned declare under penalty of perjury under the laws of the State of Iowa that the foregoing is true and correct.

EXECUTED this 26th day of April 2016.

Grant Kvalheim	James Belardi
CEO Athene USA	CEO Athene Holding Ltd